                                             FILED PURSUANT TO RULE 424(B)(3)
                                        REGISTRATION STATEMENT NO. 333-121263

               PRICING SUPPLEMENT NO. 1558 DATED 20 DECEMBER 2005

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
   CURRENTLY TOTALING A$1,455,653,000 (A$1,438,153,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

1.  (i)   Issuer:                          Queensland Treasury Corporation

    (ii)  Guarantor:                       The Treasurer on behalf of the
                                           Government of Queensland

2.        Benchmark line:                  2015
                                           (to be consolidated and form a single
                                           series with QTC 6% Global A$ Bonds
                                           due 14 October, 2015, ISIN
                                           US748305BE82)

3.        Specific Currency or             AUD ("A$")
          Currencies:

4.  (i)   Issue price:                     105.034%

    (ii)  Dealers' fees and commissions    No fee or commission is payable in
          paid by Issuer:                  respect of the issue of the bond(s)
                                           described in this Pricing Supplement.
                                           Instead, QTC pays fees and
                                           commissions in accordance with the
                                           procedure described in the QTC
                                           Offshore and Onshore Fixed Interest
                                           Distribution Group Operational
                                           Guidelines.

5.        Specified Denominations:         A$1,000

6.  (i)   Issue Date:                      22 December 2005

    (ii)  Record Date (date on and from    7 April/7 October
          which security is
          Ex-interest):

    (iii) Interest Payment Dates:          14 April/14 October

7.        Maturity Date:                   14 October 2015

8.        Interest Basis:                  6 per cent Fixed Rate

9.        Redemption/Payment Basis:        Redemption at par

10.       Change of Interest Basis or      Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:             Senior and rank pari passu with other
                                           senior, unsecured debt obligations of
                                           QTC

    (ii)  Status of the Guarantee:         Senior and ranks pari passu with all
                                           its other unsecured obligations

12.       Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:             6 percent per annum payable
                                           semi-annually in arrears

    (ii)  Interest Payment Date(s):        14 April and 14 October in each year
                                           up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):           Not Applicable

    (v)   Other terms relating to the      None
          method of calculating
          interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified
                                           Denomination

15.       Early Redemption Amount(s)       Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                   Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.       Additional Financial             Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or     No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons mature):

19.       Other terms or special           Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:        20 December 2005 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if       Not Applicable
          any):

21.       If non-syndicated, name and      Deutsche Capital Markets Australia
          address of relevant Dealer:      Level 18, Grosvenor Place
                                           225 George Street
                                           Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C       TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling               Not Applicable
          restrictions:

LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                    Bourse de Luxembourg.

(ii)  Admission to trading:       Application has been made for the bonds to be
                                  admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                    The bonds to be issued have been rated:

                                  S&P: AAA
                                  Moody's: Aaa

                                  An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                  Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                  A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:      See "Use of Proceeds" section in the
                                  prospectus supplement.

(ii)  Estimated net proceeds:     Not Applicable.

(iii) Estimated total expenses:   Not Applicable.

5.    YIELD

      Indication of yield:        5.48%

                                  Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                  The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                  US748305BE82

(ii)  Common Code:                017598066

(iii) CUSIP Code:                 748305BE8

(iv)  Any clearing system(s)      Not Applicable
      other than Depositary
      Trust Company, Euroclear
      Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                   Delivery free of payment

(vi)  Names and addresses of      Not Applicable
      additional Paying
      Agent(s) (if any):